Exhibit 99.1

Press Release	Source: Forefront Holdings, Inc.

ForeFront Enters into Agreements to Sell Golf Accessories Business to Stanford Venture Capital Holdings and Enter into Opto-Electronics Business

Wednesday January 2, 2008 8:14 am ET

Includes Agreement to Acquire Optical Transceiver and Video Home Gateway Business of Major Chinese Electronics Manufacturer

SPRINGFIELD, Tenn.—(BUSINESS WIRE)—ForeFront Holdings, Inc. (FOFH - News) has entered into a series of agreements providing for the contribution of its golf accessories manufacturing and marketing business to a newly-formed ForeFront wholly-owned subsidiary, ForeFront (BVI) Ltd., and the sale of such business, subject to shareholder approval, by ForeFront (BVI) Ltd. to Stanford Venture Capital Holdings, Inc. Under these agreements, immediately following the sale of its golf accessories business, Forefront will acquire the optical transceiver business and the contract rights, customer lists, intellectual property and other intangibles necessary to allow Forefront (BVI) Ltd. to continue the broadband multimedia technologies for digital home applications business of various subsidiaries of Hisense, Co. Ltd., a leading Chinese electronics manufacturer, and Ligent International, Inc. ForeFront also has entered into agreements to receive an equity infusion in an amount equal to $12 million from Stanford International Bank, an affiliate of Stanford Venture Capital Holdings that currently holds approximately 80% of Forefront’s outstanding common stock. In connection with these transactions, Forefront will reincorporate in the British Virgin Islands into ForeFront (BVI) Ltd.

Optical transceivers convert fiber optic transmissions into electronic signals and are key components in fiber to the home equipment. The contributed businesses sell optical transceivers to equipment manufacturers in the U.S., China and elsewhere. The broadband multimedia technology business designs, develops and sells set top boxes and broadband communication products for the home. Its customers are cable companies throughout China. The company will focus on the convergence of these broadband multimedia technologies to enable expanded high definition service to the consumer at reduced costs.

The purchase price for the sale of Forefront’s golf accessories business to Stanford Venture Capital Holdings will be Stanford Venture Capital Holdings, Inc.’s cancellation of all debt owed to it by Forefront as of the closing of the transactions, which debt equaled approximately $16 million as of the date of this release.

Ultimately, upon conclusion of the transactions discussed above, the current stockholders of Forefront Holdings, excluding Stanford Venture Capital Holdings and Stanford International Bank, will hold 1.8% of the outstanding common stock of Forefront (BVI) Ltd. The transferors of the optical transceiver and the broadband multimedia technologies for video home applications businesses described above will receive 80.0% in the aggregate of the anticipated outstanding common stock of ForeFront (BVI) Ltd. Stanford’s holdings in Forefront (BVI) Ltd. will ultimately be 18.2% of Forefront (BVI) Ltd’s outstanding common stock, including common stock equivalents equal to 4.2% of the outstanding common stock. One half of the common stock equivalents are anticipated to be transferred to certain employees of Stanford.

“The Board of Directors of ForeFront Holdings believes that this series of transactions, which will move ForeFront’s golf business to a private entity and will transform the business of ForeFront Holdings to a manufacturer and distributor of optical transceiver and broadband multimedia products, will be a positive development for the stockholders of ForeFront,” noted Richard M. Gozia, Chairman of the Board and Interim Chief Executive Officer of ForeFront Holdings, Inc.

Stan Harris, Chief Executive Officer of ForeFront Group, Inc., and head of ForeFront’s golf business, stated, “The sale of ForeFront’s golf business to Stanford Venture Capital Holdings will allow us to focus exclusively on providing market leading products and service to our customers with our collection of industry leading golf accessory brands. The opportunity to partner with Stanford Venture Capital Holdings will provide the capital to continue to develop a premier company in the golf accessory business.”

These agreements are subject to the approval of Forefront’s stockholders and certain governmental approvals.

About ForeFront

ForeFront Holdings, Inc. is a leading supplier of golf bags and accessory products. The company and its subsidiaries have been designing, manufacturing, decorating, and marketing premium quality golf accessory products since 1907. ForeFront owns the Burton Golf, Datrek, Devant Sport Towels, Miller Golf and Sir Christopher Hatton brands and has licensing and/or distribution agreements with the NCAA, NFL/Wilson Sporting Goods, PGA TOUR, Champions Tour, LPGA, Nationwide Tour, Ryder Cup, and Top of the World Headwear. ForeFront services over 10,000 points of sale through multiple distribution channels offering a wide selection of products. More information can be found at http://www.forefrontgolf.com/.

Contact:

ForeFront Holdings, Inc.

Richard M. Gozia, 615-384-1286

Interim Chief Executive Officer

rgozia@forefrontgolf.com